Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 20, 2008, relating to the financial statements and financial statement schedule of InfuSystem, Inc. (the “Company”) as of December 31, 2006, and for the period from January 1, 2007 to October 25, 2007, and the years ended December 31, 2006 and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007 and the Company’s adoption of FASB No. 123(R), Share-Based Payment, in 2006), appearing in InfuSystem Holdings, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Costa Mesa, CA
April 2, 2008